Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GLOBAL GENERATIONS INTERNATIONAL INC.,

GLOBAL GENERATIONS MERGER SUB INC.

and

ANCESTRY.COM INC.

Dated as of October 21, 2012

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ANNEXES

Annex I – Voting Agreement

Annex II – Funding Agreement

Annex III – Debt Commitment Letter

Annex IV – Equity Commitment Letters

Annex V – Rollover Contribution Agreements

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AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2012 (the “Agreement”), by and among Global Generations International Inc., a Delaware corporation (“Parent”), Global Generations Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Ancestry.com Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Disinterested Company Directors have unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.

WHEREAS, the boards of directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain investment funds managed by Spectrum Equity Investors will enter into a voting and support agreement (the “Voting Agreement”), the form of which is attached as Annex I.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (collectively, the “Sponsor”) and the Company are entering into a Parent Fee Funding Agreement attached as Annex II (the “Funding Agreement”), pursuant to which the Sponsor agrees, on the terms and subject to the conditions contained therein, to fund to Parent certain payment obligations of Parent in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York at 10:00 a.m., local time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and time as the Company and Parent may agree in writing; provided, that without the prior written consent of Parent, the Closing shall not occur prior to the earlier of (x) a date during the Marketing Period specified by Parent on no fewer than five Business Days’ notice to the Company or (y) if no such date has been specified by Parent, the second Business Day following the final day of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.7 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock. Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of shares of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, the “Common Stock,” and each, a “Share”), each Share other than Shares to be cancelled or converted pursuant to Section 2.1(b) and other than Dissenting Shares, shall be converted automatically into the right to receive $32.00 in cash (the “Merger Consideration”), without interest. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (less any applicable withholding Taxes), without interest.

(b) Parent and Merger Sub-Owned Shares. Each Share that is owned directly by the Company, Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal

(which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the applicable entity to the appropriate Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of Certificates shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving

Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without any interest thereon.

Section 2.3 Treatment of Company Options and Company RSU Awards.

(a) Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company Option, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (ii) the total number of Shares subject to such Company Option. Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company Option, the Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to each holder of Company Options the cash amounts described in the immediately preceding sentence (through the Company’s payroll system or through the Company’s equity award administrator), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment (the “Option Consideration”), within five calendar days following the Effective Time. Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company Option, from and after the Effective Time, there shall be no outstanding Company Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration.

(b) Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company RSU Award, each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition) and be converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Company RSU Award multiplied by (ii) the Merger Consideration. Unless otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company RSU Award, the Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to each holder of Company RSU Awards the cash amounts described in the immediately preceding sentence (through the Company’s payroll system or through the Company’s equity award administrator), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within five calendar days following the Effective Time.

(c) Prior to the Effective Time, the Company will adopt such resolutions, provide optionees with notice of their opportunity to exercise their Company Options if such notice is required by the applicable plan or award agreement and take all other such actions as may reasonably be necessary in its discretion to effectuate the treatment of the Company Options and the Company RSU Awards as contemplated by this Section 2.3. The parties agree to the additional matters set forth in Section 2.3(c) of the Company Disclosure Letter.

(d) Neither Parent nor any of its Affiliates shall enter into or engage in substantive discussions with any Company employee regarding the rollover of a Company Option, Company RSU Award or Shares without the consent of a majority of the Company Board or its Compensation Committee, excluding the Chief Executive Officer of the Company and any member of the Company Board who is an Affiliate of a party to a Rollover Contribution Agreement, such consent not to be unreasonably withheld. Parent agrees that neither Parent nor any of its Affiliates will (i) amend or modify (including waiving any provision thereunder) any Rollover Contribution Agreement with any Rollover Investor or (ii) enter into, amend or modify (including waiving any provision thereunder) any agreement with a holder of a Company Option, a Company RSU Award or Shares regarding the treatment in the Merger of any Company Option, Company RSU Award or Shares, in the case of each of clauses (i) and (ii), without the prior approval of a majority of the Company Board, or its Compensation Committee (such approval not to be unreasonably withheld), excluding from any such approval the Chief Executive Officer of the Company and any member of the Company Board who is an Affiliate of a party to a Rollover Contribution Agreement; provided that, in the case of clause (ii), if the terms of such agreement are substantially identical to the terms of the Rollover Contribution Agreement by and between the Chief Executive Officer and Parent or the Rollover Contribution Agreement by and between the Chief Financial Officer and Parent, no such approval shall be required prior to the entry into such agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company SEC Documents (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature) filed with the SEC after December 31, 2010 and prior to the date of this Agreement (and (i) then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to matters and items which are subject of such representation or warranty, other than any matters required to be disclosed for purposes of Section 3.1, 3.2, 3.4, and 3.5, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter and (ii) without giving effect to any amendment to any such documents filed on or after the date hereof) or (y) in the corresponding section or subsections of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection only to the extent that the relevance of any disclosed event, item or occurrence in such Company Disclosure Letter to such other section or subsection is reasonably apparent as to matters and items which are subject of the corresponding representation or warranty, other than any matters required to be disclosed for purposes of Section 3.1, 3.2, 3.4, and 3.5, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect that (a) would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby; or (b) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its

Subsidiaries, taken as a whole, but shall not include any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect relating to or resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets, (ii) any decline in the market price or trading volume of the Common Stock, (iii) general changes or developments after the date hereof in the industries in which the Company and its Subsidiaries operate, including general changes in Law or regulation across such industries in which the Company and its Subsidiaries operate, (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (v) the identity of Parent or any of its Affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, (vii) any acts of terrorism or war, (viii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (ix) changes in generally accepted accounting principles or the interpretation thereof after the date hereof or (x) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided, that (1) any fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect set forth in the foregoing clauses (b)(i), (b)(iii), (b)(vii), (b)(viii) and (b)(ix) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) such fact, event, development, condition, matter, state of facts, circumstance, change, occurrence or effect has a disproportionate adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate and (2) the underlying cause of any failure referred to in the foregoing clause (b)(x) may be taken into account in determining whether there has been or is a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each of its Subsidiaries.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, each such Subsidiary’s jurisdiction of incorporation and its authorized, issued and outstanding shares of capital stock, if any, that are not owned by the Company or a Subsidiary. All of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are owned by the Company or a Subsidiary of the Company, free and clear of all Liens other than Permitted Liens and other than Liens securing the Credit Facility. Other than as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company or its Subsidiaries do not, directly or indirectly (x), own, of record or beneficially, or (y) have the right to acquire, in each case, any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 175,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (the “Preferred Stock”). As of October 15, 2012, there were (i) 48,884,537 shares of Common Stock issued (including shares held by the Company in treasury), 43,237,883 shares of Common Stock outstanding and no shares of Preferred

Stock issued and outstanding, (ii) Company Options to purchase an aggregate of 5,162,240 shares of Common Stock, with a weighted average exercise price of $10.87 per share, issued and outstanding, (iii) 1,917,846 shares of Common Stock underlying Company RSU Awards and (iv) 11,157,181 shares of Common Stock available for issuance under the Company Benefit Plans. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Common Stock that have become outstanding after October 15, 2012 which were reserved for issuance as of October 15, 2012 as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Except for the issuance of shares of Common Stock that were available for issuance as set forth in subsection (a) above, since October 15, 2012, the Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing.

(c) Except for awards to acquire shares of Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Other than the Voting Agreement, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Disinterested Company Directors at a duly held meeting have unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Voting Agreement and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with the rules and regulations of NASDAQ, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, violate or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with, or violate or breach any provision of, any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, have a Company Material Adverse Effect (provided that subclause (b)(iv) in the definition of “Company Material Adverse Effect” shall be disregarded for purposes of this Section 3.3(c)).

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC on a timely basis since December 31, 2010 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing, the “Company SEC Documents”). Each of the Company SEC Documents, including all Company SEC Documents filed after the date hereof, as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date filed with the SEC, none of the Company SEC Documents, including all Company SEC Documents filed after the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment) and including all Company SEC Documents filed after the date hereof, fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

Section 3.5 Internal Controls and Procedures.

(a) The Company has established, implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and Rule 13a-15 under the Exchange Act, and the statements contained in all such certifications were as of their respective dates made true, complete and correct. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. To the Knowledge of the Company, from December 31, 2010 to the date hereof, the Company has not failed to disclose to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since December 31, 2010 through the date of this Agreement, (i) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any director, officer, or auditor of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012 (or the notes thereto or as disclosed in the December 31, 2011 audited consolidated balance sheet of the Company and its Subsidiaries or the notes thereto), (b) as permitted or contemplated by this Agreement and (c) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are, and since December 31, 2010 have been, in compliance with, and are not, and since December 31, 2010 have not been, in default under or in violation of any applicable federal, state, local, municipal, common law, international or foreign law, statute, treaty, ordinance, rule, regulation, judgment, order, injunction, mandatory policy, binding directive, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (the “Company Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) since December 31, 2010, neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees against the Company or any of the Company’s Subsidiaries of, or before, any Governmental Entity, in each case, arising under Environmental Law and (iii) to the Knowledge of the Company, there has been no treatment, storage or release of any Hazardous Substance in violation of any applicable Environmental Law from any properties owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.8 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a)(i) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) and other than any Company Foreign Plan (as defined below)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has any liability, contingent or otherwise. For purposes of this Agreement, the term “Company Foreign Plan” means each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and that would have been treated as a Company Benefit Plan had it been a United States plan, program or contract. Section 3.9(a)(ii) of the Company Disclosure Letter lists all Company Foreign Plans with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liabilities.

(b) The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans and Company Foreign Plans and material related documents, including, but not limited to, (i) each plan document (or, if not written, a written summary of its material terms), including all amendments thereto and proposed amendments whether or not yet communicated to employees; (ii) all summary plan descriptions, (iii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iv) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan; (v) any material correspondence with, and all non-routine filings made with any Governmental Entity and (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (in the case of each of clauses (i) through (vi) if applicable).

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vii) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (viii) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts, assets or fiduciaries (in that Person’s capacity as a fiduciary of such Company Benefit Plan) related thereto that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries; (ix) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan; (x) no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan; (xi) each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required; and (xii) none of the Company or any of its Subsidiaries has any material liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company or any of its Subsidiaries (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Company Benefit Plan. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of benefits or compensation due to any such employee, consultant or officer, except as provided in this Agreement, including, without limitation, Section 2.3 hereof, or (iii) result in any payment or benefit that will or may be made by the Company or its Subsidiaries that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(f) The representations and warranties set forth in this Section 3.9 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.10 Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) there has not been any event or effect that, individually or in the aggregate, has had a Company Material Adverse Effect and (iii) except as set forth in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have taken any actions that would have been prohibited by Section 5.1(b) (exclusive of Section 5.1(b)(iii) and Section 5.1(b)(xiv)) if such actions were taken on or after the date of this Agreement.

Section 3.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the

Company or any of the Company’s Subsidiaries that would, individually or in the aggregate, have a Company Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.12 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, as each may be amended or supplemented, the “Proxy Statement”) and the Schedule 13E-3 to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement and the Schedule 13E-3 to comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes shown to be due on such Tax Returns, except, in the case of clauses (i) and (ii), with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the U.S. Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y)

not primarily relating to Taxes and entered into in the ordinary course of business; (viii) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law); (ix) neither the Company nor any of its Subsidiaries is a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes; and (x) each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law).

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than in Sections 3.9 or 3.13(a).

Section 3.14 Labor Matters. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) or equivalent applicable Law in any other jurisdiction in which the Company or any of its Subsidiaries operates, as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would not, individually or in the aggregate, have a Company Material Adverse Effect. It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than this Section 3.14.

Section 3.15 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property”) as are used or otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries will continue to own or have a right to use in all material respects all such Intellectual Property used or otherwise necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries following the Closing. To the Knowledge of the Company, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past three (3) years and (ii) no third party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Section 3.15(b) of the Company Disclosure Letter contains a list as of the date of this Agreement of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all United States and material foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same and (iv) all material registered domain names, in each case owned by the Company and its Subsidiaries.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership or right to use Intellectual Property of the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property of a third party.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property owned by them, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned or held by the Company and its Subsidiaries and used in the conduct of the business. To the Knowledge of the Company, and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, such confidential information has not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, during the past three (3) years, to the Knowledge of the Company, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of Intellectual Property owned by the Company and its Subsidiaries (i) have been and are a party to “work-for-hire” arrangements with the Company or one of its Subsidiaries or (ii) have assigned to the Company or one of its Subsidiaries ownership of all tangible and intangible property arising in connection with the conception or development of such Intellectual Property.

(f) The Company’s and its Subsidiaries’ respective products and services do not make use of any Software in a manner that would, with respect to such products and services, impose any condition on the right of the Company or any of its Subsidiaries to use or exploit the same or obligate the Company or any of its Subsidiaries to (i) disclose or distribute in source code form any portion thereof, (ii) license or offer on a royalty-free basis any portion thereof, or (iii) grant any patent rights or rights to modify or reverse engineer; provided, that the foregoing representation is made solely to the Knowledge of the Company with respect to any Software acquired by the Company in its recently completed acquisition of Archives.com.

Section 3.16 Privacy and Security Matters.

(a) The Company has delivered to Parent a copy of the terms and conditions of use, privacy policies and similar policies currently or previously posted on any website maintained by or on behalf of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance in all material respects with all such policies (such policies including internal policies not disseminated to the public) and all Privacy Laws applicable to the Company and each of its Subsidiaries and (ii) the transactions contemplated by this Agreement will not violate the terms of any such policy or Privacy Law. Except as would not have a Company Material Adverse Effect and except as set forth in the privacy policies delivered to Parent, the Company and each of its Subsidiaries do not use or collect any personally identifiable information or Personal Data from their end users or website users. The Company has taken commercially reasonable steps to ensure that the Company and each of its Subsidiaries do not use or intentionally collect or receive personally identifiable information or Personal Data from children less than thirteen years of age in violation of the Children’s Online Privacy Protection Act. Neither the Company nor any of its Subsidiaries has received any written notice or complaint from any Governmental Authority or, to the Knowledge of the Company, any other third party relating to or alleging any improper use, collection or protection by the Company or any of its Subsidiaries of personally identifiable information or Personal Data or non-compliance with any of the aforementioned policies or applicable Laws relating thereto.

(b) The Company has taken commercially reasonable efforts to ensure the confidentiality and security of any systems, Software, databases, networks and websites utilized by or on behalf of the Company in connection with the conduct of its business and any information stored or contained therein or transmitted thereby (“Company IT Assets”) from unauthorized or improper access and, except as would not have a Company Material Adverse Effect, there has been no unauthorized or improper access to the Company IT Assets. Except as would not have a Company Material Adverse Effect, the Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries, and have not materially malfunctioned or failed within the past three (3) years. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with and have at all times complied with all requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all such cardholder data that has come into its possession. To the Company’s Knowledge, there has never been a material security breach involving any such cardholder data. No material breach, deficiency or non-compliance was identified in the most recent audit of the Company relating to compliance with PCI DSS.

Section 3.17 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties (the “Leased Real Property”), except for properties and assets that have been disposed of in the ordinary course of business since December 31, 2011, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company or a Subsidiary of the Company as of the date hereof) and (ii), none of the Company or its Subsidiaries have received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof.

Section 3.18 Opinion of Financial Advisors. The Board of Directors has received the opinion of Qatalyst Partners LP (“Qatalyst”), dated as of the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion has been provided to Parent or, if a written opinion is not available as of the date of this Agreement, will be provided to Parent promptly after the date of this Agreement.

Section 3.19 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and consummation of the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.20 Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents, Company Benefit Plans or as set forth in Section 3.20 of the Company

Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000;

(iv) is a settlement, conciliation or similar agreement (x) with any Governmental Authority or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement;

(v) is a lease for the Leased Real Property with annual lease payments in excess of $1,000,000;

(vi) (A) limits or purports to limit the right of the Company or any of its Subsidiaries or Affiliates to engage or compete in any line of business or to compete with any Person or operate in any location, (B) contains exclusivity obligations or similar restrictions binding on and material to the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates (other than the Company or any of its Subsidiaries) after the Closing, or (C) grants a most-favored nation status to any Person other than the Company or any of its Subsidiaries, in a manner that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) relates to an acquisition or disposition of any business, or all or substantially all of the assets or capital stock of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) entered into at any time during the last five (5) years or otherwise containing ongoing performance or “earn-out” or contingent payment obligations of the Company or any of its Subsidiaries (which, for the avoidance of doubt, shall not include amounts to be released out of escrow);

(viii) is a contract under which the Company or any of its Subsidiaries uses or has the right to use any Intellectual Property licensed from third parties that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ix) is an indemnification agreement of the Company or its Subsidiaries with any of their respective directors, officers or employees; or

(x) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount that individually or in the aggregate is greater than $2,000,000.

Each Contract of the type described in this Section 3.20(a) is referred to herein as a “Company Material Contract.”

(b) A true and complete copy of each Company Material Contract has been made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (x) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (y) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Company Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Company Material Contract.

Section 3.21 Insurance Policies. Except for matters that, individually or in the aggregate, have not had a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of its insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such policies, (c) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and, other than in connection with ordinary course renewals, there has been no written threat of termination of, alteration in coverage, or premium increase with respect to any such policies, and (d) other than in connection with ordinary course renewals, the Company has not received any written notice of termination, cancellation, or non-renewal with respect to any such policy.

Section 3.22 Related Party Transactions. Other than employment, compensation, expense reimbursement, indemnification or similar agreements or arrangements, no present or former director, officer or Affiliate (other than any Subsidiary of the Company) of the Company or any of its Subsidiaries (each of the foregoing, a “Related Party”) (a) is, or since December 31, 2010, has been, a party to any transaction, contract or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, nor are there any of the foregoing currently proposed to the Company’s audit committee, or (b) has any interest in any property owned by the Company or any of its Subsidiaries, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (a “Related Party Transaction”) that has not been so disclosed. To the Knowledge of the Company, as of the date of this Agreement, no Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any material supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has any material contract with the Company or any of its Subsidiaries, except for ownership not exceeding 5% of a publicly traded entity.

Section 3.23 Finders or Brokers; Fees. Except for Qatalyst, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. All expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including fees payable to Qatalyst, the Company’s legal advisers and other professional advisers, shall not exceed the amount set forth on Section 3.23 of the Company Disclosure Letter.

Section 3.24 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.3 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation (“Takeover Laws”) is applicable to the Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby. The actions by the Disinterested Company Directors in approving this Agreement and the Voting Agreement, and the transactions contemplated herein and therein, is sufficient to render inapplicable to this Agreement and the Voting Agreement, and the transactions contemplated herein and therein, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such Parent Disclosure Letter to such other section or subsection is reasonably apparent as to matters and items which are subject of the corresponding representation or warranty), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger, or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect“). Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the consummation of the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act, and any foreign antitrust filings as the Company and Parent determine are required to be filed, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (collectively, clauses (i) through (v), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or violate or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b) and receipt of the Parent Approvals, contravene or conflict with, or violate or breach any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, have a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Financing.

(a) Parent has received and accepted an executed commitment letter dated October 21, 2012 and attached as Annex III (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the “Debt Financing Commitments”). The Debt Financing Commitments pursuant to the Debt Commitment Letter are collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent has received and accepted (i) executed commitment letters dated October 21, 2012 and attached as Annex IV (collectively, the “Equity Commitment Letters”) from certain Persons (collectively, the “Equity Investors”), pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Equity Financing Commitments”) and (ii) executed contribution agreements and rollover agreements dated October 21, 2012 and attached as Annex V (the “Rollover Contribution Agreements” and, together with the Debt Commitment Letters and the Equity Commitment Letters, the “Commitment Letters”) from certain Persons (collectively, the “Rollover Investors”), pursuant to which the Rollover Investors have committed, subject to the terms and conditions thereof, to contribute to Parent the amount of shares of Common Stock, Company Options or Company RSU Awards, as applicable, as set forth therein (the “Rollover Investment” and, together with the Debt Financing Commitments, and the Equity Financing Commitments, the “Financing Commitments”). The equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Equity Financing.” The Equity Financing, the Debt Financing and the Rollover Investment are collectively referred to as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”) (except that only the fee amounts, consent fees, price caps (including price caps in any securities demand provisions and economic “flex” provisions) set forth therein have been redacted).

(c) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders, the Equity Investors and the Rollover Investors to provide the Financing or any contingencies that would permit the Lenders, the Equity Investors or the Rollover Investors to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth Section 6.1 and 6.3, the completion of the Marketing Period and the performance by the Company of its obligations under this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions and material terms to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent have Knowledge that any of the Lenders, Equity Investors or the Rollover Investors will not perform its obligations thereunder.

(d) The Financing, when funded in accordance with the Commitment Letters, shall provide Parent with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and Fee Letter) sufficient for the satisfaction of Parent’s and Merger Sub’s obligations to pay the Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation.

(e) The Commitment Letters are (i) valid and binding obligations of Parent and, to the Knowledge of Parent, of each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect. No event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. None of the Commitment Letters has been modified, amended or altered as of the date hereof, none of the Commitment Letters will be amended, modified or altered at any time through the Closing, except as permitted by Section 5.11(a) and none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect.

(f) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 4.6 Funding Agreement. Concurrently with the execution of this Agreement, the Sponsor has delivered to the Company the duly executed Funding Agreement. The Funding Agreement is in full force and effect and is a valid, binding and enforceable obligation of the Sponsor. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor under the Funding Agreement.

Section 4.7 Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Finders or Brokers. Except for Morgan Stanley, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the employees of the Company and its Subsidiaries after the Closing that would require the service of notice under the WARN Act or similar local Laws.

Section 4.10 No Additional Representations.

(a) Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent and Merger Sub each acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents, as applicable), and neither the Company, its directors, officers, employees, agents or other representatives, nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, including the management presentation materials delivered to Parent, as subsequently updated, supplemented or amended (the “Confidential Information Memorandum”), or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the Data Room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to (i) the information set forth in the Confidential Information Memorandum or (ii) any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Confidential Information Memorandum, the Data Room or any management presentation. Parent, on its behalf and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.

Section 4.11 Certain Arrangements. Other than the Voting Agreement or as set forth in Section 4.11 of the Parent Disclosure Letter, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub the Sponsor or any of their controlling or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock or any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

Section 4.12 Investment. None of Parent, Merger Sub, the Sponsor or any of their respective Subsidiaries or controlling or controlled Affiliates has an interest greater than five percent (5%) in a Person that owns, controls, or operates a business engaged in any of the lines of business in which the Company or any of its Subsidiaries is engaged.

Section 4.13 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL, assuming that the Disinterested Company Directors have approved this Agreement and the Voting Agreement, and the transactions contemplated herein and therein.

Section 4.14 Solvency.. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Financing) and assuming the accuracy in all material respects of the representations and warranties contained in Article III:

(a) the fair saleable value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, shall be greater than the total amount of their liabilities, taken as a whole, (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b) the Surviving Corporation and its Subsidiaries shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(c) the Surviving Corporation and its Subsidiaries shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (it being agreed that Parent shall respond to any request for consent as promptly as reasonably practicable); (iii) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects and the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to preserve in all material respects its business organization and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, officers and employees. The Company shall take the actions set forth on Section 5.1(a)(ii) of the Company Disclosure Schedules.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (it being agreed that Parent shall respond to any request for consent as promptly as reasonably practicable), the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements, Company Benefit Plans (including the 2012 Annual Performance Incentive Program a summary of the material terms of which is set forth on Section 5.5(d) of the Company Disclosure Letter) or Company Foreign Plans (and then only in accordance with the terms of such written agreements, Company Benefit Plans or Company Foreign Plans as of the date hereof), or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers, (B) except in the ordinary course of business, increase the compensation or other benefits payable or provided to the Company’s employees that are not directors or executive officers, (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any of its Subsidiaries (except (1) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment that provide for payments less than $1,000,000 in the aggregate or (2) for employment agreements terminable on no more than 60 days’ notice without penalty), (D) establish, adopt, enter into or amend any Company Benefit Plan or plan, agreement or arrangement that would have been a Company Benefit Plan had it been in effect on the date hereof and except as otherwise permitted pursuant to clauses (A) through (C) of this Section 5.1(b)(iii), (E) terminate the employment of any employee identified on Section 5.1(b)(iii(E) of the Company Disclosure Letter, other than for cause, or (F) with respect to any employee identified on Section 5.1(b)(iii(F) of the Company Disclosure Letter, (1) terminate the employment of any such employee, other than for “Cause” or (2) take any action that results in such employee terminating employment with the Company for “Good Reason,” as “Cause” and “Good Reason” are defined in such employee’s employment agreement with the Company as in effect on the date of this Agreement;

(iv) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its executive officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

(v) shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi) shall not, and shall not permit any of its Subsidiaries to, amend any provision of its certificate of incorporation or bylaws or similar applicable charter or organizational documents;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options or awards outstanding on the date hereof) or otherwise make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of its Subsidiaries or amend the terms of any securities of the Company or any of its Subsidiaries, other than issuances of shares of Common Stock in respect of any exercise of Company Options and settlement of any Company RSU Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b);

(viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Common Stock from a holder of a Company Option or Company RSU Award in satisfaction of withholding obligations or in payment of the exercise price;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b)(ix); or (C) indebtedness for borrowed money pursuant to the Existing Credit Facility not to exceed $5,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) or (B);

(x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its tangible properties or assets, including the capital stock of Subsidiaries, having a value in excess of $1,000,000, individually or in the aggregate, except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(xi) shall not, and shall not permit any of its Subsidiaries to enter into, materially modify, materially amend, terminate or grant any material waiver under, any Company Material Contract or any contract that would constitute a Company Material Contract if entered into prior to the date hereof (other than the expiration or renewal of any Company Material Contract in accordance with its terms), except that the Company and any of its Subsidiaries may enter into agreements providing for acquisitions that would otherwise be permitted under clause (xiii);

(xii) shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election or take any material position on a Tax Return filed on or after the date of this Agreement or adopt any material method therein that is inconsistent with material elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (B) file any amended Tax Return with respect to any material Tax, (C) make a material change in any method of Tax accounting, (D) settle, compromise, or enter into any closing agreement relating to any material Tax proceeding, (E) except in the ordinary course of business consistent with past practice, give or request any waiver of a statute of limitation with respect to any material Tax Return or (F) fail to timely file any material Tax Return or pay any material Taxes required to be paid;

(xiii) shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or all or a substantial portion of the assets of any Person (or business or division thereof), other than (A) transactions that would be permissible under clause (xiv) below or (B) acquisitions that do not exceed $2,500,000 in the aggregate;

(xiv) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure in excess of $1,000,000 other than as contemplated by the capital expenditures budget of the Company set forth in Section 5.1(b)(xiv) of the Company Disclosure Letter;

(xv) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvi) shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy (A) any Transaction Litigation or (B) any other Action, other than, with respect to this clause (B), in the ordinary course of business that involve only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate;

(xvii) enter into, amend, modify or terminate, or grant any waiver under, any Related Party Transaction, other than in the ordinary course of business on terms, taken as a whole, no less favorable to the Company or its Subsidiary (as applicable) than terms that would be obtained from an unaffiliated third party;

(xviii) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof; and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Between the date hereof and the Effective Time, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.2 Access.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and the Lenders and to its and their officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records, other than, subject to Section 5.3, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access if it would (w) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (x) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such access, (y) cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or (z) constitute a violation of any applicable Law.

(b) Parent hereby agrees that all information provided to it or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of May 17, 2012, between the Company and Permira Advisers LLC (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) Subject to the provisions of this Section 5.3, the Company shall and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives to (i) immediately cease and cause to be terminated any and all solicitation or intentional encouragement of Alternative Proposals from, and discussions or negotiations with respect to Alternative Proposals with, any Person conducted prior to the execution of this Agreement by the Company, any Subsidiary of the Company or any of its or their respective Affiliates or Representatives and (ii) promptly request any such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries in accordance with the applicable confidentiality agreement between the Company and such Person. Subject to the provisions of this Section 5.3, the Company shall not and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate, cooperate with, or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any offer that constitutes, or could reasonably be expected to constitute, an Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any Person that has made or, to the Company’s Knowledge, is considering making, an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, (v) enter into any letter of intent, agreement, contract or agreement in principle regarding an Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(d), an “Alternative Acquisition Agreement”)), (vi) take any action to make the provisions of any Takeover Laws inapplicable to any transaction contemplated by an Alternative Proposal, (vii) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality or similar agreement entered into by the Company in respect of or in contemplation of an Alternative Proposal (provided that the Company may fail to enforce and waive any standstill or similar provision) or (viii) publicly propose to do any of the foregoing (other than disclosure of the terms of this Agreement).

(b) From and after the date of this Agreement, the Company shall promptly notify Parent after it or any of its Subsidiaries has received any request for discussions or negotiations, any request for access to the properties or books and records of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, in connection with an Alternative Proposal or any proposal, inquiry, offer or request relating to or constituting an Alternative Proposal. Such notice to Parent shall indicate the identity of the Person making such proposal or request and the material terms and conditions of such proposal, if any. Following the date hereof, the Company shall keep Parent informed on a current basis (and in any event within 24 hours) of any material developments, discussions or negotiations regarding any Alternative Proposals (whether made before or after the date hereof) or any material change to the financial or other terms of any such Alternative Proposal.

(c) Except as expressly permitted by this Section 5.3, the Board of Directors shall not (i)(A) fail to include the Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company an Alternative Proposal or (E) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (actions prohibited this clause (i) being referred to as a “Change of Recommendation”) or (ii) authorize, cause or permit the Company or any Subsidiary of the Company to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i) if (A) the Company receives a written bona fide Alternative Proposal which the Board of Directors determines in good faith, after consultation with its financial advisers and outside legal counsel, is or would reasonably be expected to result in, a Superior Proposal and (B) the Company has not breached in any material respect Section 5.3(a), the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal without the prior written consent of the Board of Directors); provided, that the Company shall as promptly as practicable provide to Parent any nonpublic information concerning the Company and its Subsidiaries that is provided to a third party given such access which was not previously provided to Parent or its Representatives, and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal; provided, that the Company shall as promptly as practicable provide to Parent a copy of any Alternative Proposal made to the Company or any of its Subsidiaries; and

(ii) in response to an Alternative Proposal, the Board of Directors may effect a Change of Recommendation but only if prior to taking any such action:

(1) the Board of Directors determines in good faith, after consultation with its financial advisers and outside legal counsel, that such Alternative Proposal is a Superior Proposal (taking into account any adjustment or revisions proposed by Parent in response to such Alternative Proposal (including pursuant to clause (3) below));

(2) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to effect a Change of Recommendation (the “Negotiation Period”) and has contemporaneously provided to Parent a copy of such Superior Proposal and each of the relevant proposed transaction agreements to be entered into by the Company with the third party making such Superior Proposal;

(3) during the Negotiation Period, the Company has negotiated in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to revise the terms and conditions of this Agreement and/or the terms of the Financing, and either (x) prior to the expiration of the Negotiation Period, Parent shall not have proposed revisions to the terms and conditions of this Agreement, or (y) if Parent within such period shall have proposed revisions to the terms of this Agreement, the Board of Directors, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the third party’s Alternative Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, that each time material modifications to the material terms of an Alternative Proposal determined to be a Superior Proposal are made, the Negotiation Period shall be extended for two (2) Business Days after written notification of such change to Parent shall have been provided (which notification shall include a copy or description of the Superior Proposal with such material modifications);

(4) in light of such Superior Proposal, following the expiration of the Negotiation Period, the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(5) the Company shall not have breached in any material respect this Section 5.3; in which event, following the satisfaction of each of the foregoing clauses (1) through (5), the Company may terminate this Agreement pursuant to Section 7.1(h); provided that prior to or substantially concurrent with such termination the Company shall have entered into a definitive agreement with respect to such Superior Proposal.

(e) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the adoption of this Agreement by the Company’s stockholders, other than in connection with an Alternative Proposal, the Board of Directors may effect a Change of Recommendation in response to an Intervening Event, but only if prior to taking any such action:

(i) the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties under applicable Law (taking into account any adjustment or revisions proposed by Parent (including pursuant to clause (iii) below));

(ii) the Board of Directors has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in detail the basis for the Change of Recommendation;

(iii) during such five (5) Business Day period, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would obviate the need for taking such action; and

(iv) following such five (5) Business Day period, the Board of Directors shall have determined in good faith, after consultation with its financial advisers and outside legal counsel, that the revisions proposed by Parent pursuant to the foregoing clause (iii) would not obviate the need for a Change of Recommendation in response to such Intervening Event.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(g) As used in this Agreement, “Alternative Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis, or (iii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock.

(h) As used in this Agreement, “Superior Proposal” shall mean a written Alternative Proposal, substituting “fifty percent (50%)” for “twenty percent (20%),” that the Board of Directors determines in good faith, after consultation with the Company’s financial advisers and outside legal counsel, and considering such factors as the Board of Directors considers to be appropriate, (x) to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and (y) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable Person that has agreed to provide or cause to be provided the amounts set forth therein or by preexisting debt facilities.

(i) As used in this Agreement, “Intervening Event” shall mean a fact, event, change, development or set of circumstances material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any of its Subsidiaries) that was not known to the Board of Directors as of or prior to the date of this Agreement.

Section 5.4 Filings; Other Actions.

(a) As promptly as practicable after the execution of this Agreement (but no later than 10 (ten) Business Days after the date hereof), subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this clause (a), the Company shall prepare (in consultation with Parent and after taking into account any comments made by Parent) and file with the SEC (i) the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation and (ii) a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”), and shall use all commercially reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement and the Schedule 13E-3 and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement. Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and the Schedule 13E-3, or that is customarily included in a proxy statement or a Schedule 13E-3 prepared in connection with transactions of the type contemplated by this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Schedule 13E-3. If at any time prior to the Company Meeting any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement, Schedule 13E-3 or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, no misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (including the Schedule 13E-3) (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent in good faith. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable, and in no event more than five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Recommendation in accordance with Section 5.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans, Company Foreign Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with its terms. For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (“Company Employees”) (i) base compensation and bonus opportunities (taking into account equity-based compensation granted by Parent or its Affiliates, which, for the avoidance of doubt, does not include any equity granted in connection with a Rollover Investment), that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time and (ii) all other compensation and benefits (excluding equity-based compensation) that are no less favorable in the aggregate than were provided to the Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (A) Parent shall or shall cause the Surviving Corporation to provide to each Company Employee whose employment terminates during the one-year period following the Effective Time severance benefits equal to the severance benefits provided for under the Company’s severance arrangements in effect immediately prior to the Effective Time and (B) during such one-year period following the Effective Time, severance benefits offered to each Company Employee shall be determined without taking into account any reduction after the Effective Time in compensation paid to such Company Employee.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan or Company Foreign Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all

New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans or the Company Foreign Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(d) If the Company has not paid the annual bonuses in respect of calendar year 2012 based on the Company’s Annual 2012 Performance Incentive Program a summary of the material terms of which is described on Section 5.5(d) of the Company Disclosure Letter (“2012 Annual Bonuses”) prior to the Effective Time, then, no later than February 15, 2013, Parent shall cause to be paid to each Company Employee who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who participates in a Company annual bonus or incentive plan in respect of calendar year 2012, such Company Employee’s 2012 Annual Bonus based on actual performance levels; provided, however, that senior management of the Company as of the date of this Agreement may determine in its sole discretion to reduce or eliminate the 2012 Annual Bonus for any Company Employee whose employment with the Company terminates prior to the payment of the 2012 Annual Bonuses.

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided (including for the avoidance of doubt Section 5.1(a) of the Company Disclosure Letter) and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and such filings Parent and the Company shall agree upon, and with respect to such filings, Parent and the Company shall request early termination of any applicable waiting period under the HSR Act, and use all commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly, but in no event later than twenty (20) Business Days after the date hereof, making the filing under the Irish Competition Act of 2002 as amended, and under the Italian Competition Law (Law No. 287/1990), provided, that the Company, Parent and Merger Sub respond promptly to any information requests regarding the preparation of such filings, and any other such filings and timely obtaining all applicable consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as reasonably practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be reasonably necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date); provided, that notwithstanding the foregoing, nothing contained in this Agreement shall require or obligate Parent or any of its Subsidiaries or Affiliates to, and neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, (x) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licenses or disposition of any assets, products, rights, services, licenses or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries or any interest or interests therein or (y) otherwise take or commit to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, products, services, rights, licenses, product lines or assets or any interest or interests therein if such action would (a) be reasonably likely to have a material adverse effect on the business, financial condition, properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole or (b) materially impair the benefits, taken as a whole, Parent reasonably expected to derive from the Merger and the other transactions contemplated by this Agreement; and provided, further that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Except as otherwise permitted under this Agreement (including for the avoidance of doubt Section 5.1(a) of the Company Disclosure Letter), the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

(c) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 5.6, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) or (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by the other party or the occurrence or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied; provided that the delivery of any notice pursuant to this Section 5.6(e) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company, Parent and Merger Sub will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Authority; provided that the restrictions in this Section 5.8 shall not apply to any Company communication regarding an Alternative Proposal or a Change of Recommendation. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services was at the request or for the benefit of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall not pay in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of such “tail” policy. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Parent shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Financing.

(a) Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including (i) maintaining in effect the Commitment Letters, (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent in all material respects with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in the Fee Letter) or, if available, on other terms that would not adversely impact the ability of Parent to consummate the transactions contemplated hereby and (iii) satisfying all conditions applicable to Parent and its Subsidiaries to obtaining the Financing. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, Parent shall use its reasonable best efforts to cause the Lenders, Equity Investors and the Rollover Investors to fund the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including by seeking to enforce its rights under the Financing Commitments and Definitive Agreements in the event of a breach by the other parties thereto). Parent shall comply with its obligations, and enforce its rights, under the Commitment Letters in a timely and diligent manner. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination of any of the Commitment Letters. Parent shall not, without the prior written consent of the Company, (A) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, modification, waiver, or replacement (w) would (i) add new (or adversely modify any existing) condition to the Financing Commitments or otherwise adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or (ii) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (x) reduces the amount of the Debt Financing such that the aggregate funds that would be available to Parent and Merger Sub at the Closing (taking into account the Equity Financing and the Rollover Investment) would not be sufficient to satisfy Parent’s and Merger Sub’s obligations to pay the Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation unless the Equity Financing and/or the Rollover Investment is increased by a corresponding amount, (y) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letters as in effect on the date hereof or in the Definitive Agreements or (z) could reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement; or (B) terminate any Commitment Letter, unless such Commitment Letter is replaced in a manner consistent with the foregoing clause (A). Upon any such amendment, supplement or modification of the Debt Financing Commitments in accordance with this Section 5.11(a), the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, supplemented or modified. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent will (1) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative debt financing (in an amount sufficient, when taken together with other sources of funds available to Parent, including additional equity financing or rollover investments, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) on substantially equivalent or more favorable terms from the same or other sources and which would not prevent, impede or materially delay and would not reasonably be expected to prevent, impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. In furtherance of and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.11(a)) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing. For the purposes of this Agreement, the terms “Debt Commitment Letter” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question). In the event that any portion of the Equity Financing becomes unavailable, regardless of the reason therefor, Parent will (1) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative equity financing (in an amount sufficient, when taken together with other sources of funds available to Parent, including additional debt financing or rollover investments, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) on substantially equivalent or more favorable terms from the same or other sources and which would not prevent, impede or materially delay and would not reasonably be expected to prevent, impede or materially delay the consummation of the Equity Financing or the transactions contemplated by this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the terms “Equity Commitment Letter” and “Equity Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Equity Commitment Letter and Equity Financing Commitment remaining in effect at the time in question). Parent shall provide the Company with prompt oral and written notice of (1) any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent becomes aware and (2) the receipt of any written notice or other written communication from any Lender, Equity Investor, Rollover Investor or other financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements of any provision thereof. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Parent with this Section 5.11 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(b) Prior to the Closing, the Company shall provide and shall use its reasonable best efforts to cause its officers, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”), including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (including any offering or private placement of debt securities), including (i) furnishing Parent and the Lenders as promptly as practicable (and in any event in the case of quarterly or annual financial statements required pursuant to this Section 5.11(b) that have not been delivered to Parent prior to the date hereof, by a date that is not later than (A) 45 days after the end of the relevant fiscal quarter in respect of unaudited quarterly financial statements required pursuant to this Section 5.11(b) and (B) 90 days after the end of the relevant fiscal year in respect of audited financial statements required pursuant to this Section 5.11(b), as applicable) with financial information and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested (and updated as reasonably requested) by Parent to consummate the Financing and is customary to be included in (x) marketing materials for senior secured or unsecured indebtedness (or any documentation or deliverables in connection therewith) or (y) an offering document relating to a private placement of secured or unsecured high-yield debt securities under Rule 144A of the Securities Act, including data and other information that would be included customarily in such marketing materials and offering document (including the information required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities (which, for the avoidance of doubt, shall include the financial statements and pro forma financial information required by Item 9.01 of Form 8-K for the Company’s recently completed acquisition of Archives.com)), and all information and data that would be necessary for an investment bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering (all such information in this clause (i), together with all such other information required by the Debt Financing Commitments, the “Required Information”; provided that the Required Information shall not include, and Parent shall be responsible for, any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management, representatives or advisors, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, and assisting with the preparation of materials for rating agency presentations, roadshow presentations, offering memoranda, bank information memoranda and similar documents required in connection with the Debt Financing and otherwise reasonably cooperate in the marketing efforts related to the Debt Financing, (iii) using reasonable best efforts to obtain consents and customary comfort letters of independent accountants (including “negative assurance” comfort), legal opinions, surveys and title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act), (iv) using reasonable best efforts to assist in the preparation of a customary confidential information memorandum for the facilities and other customary marketing materials to be used in connection with the syndications reasonably deemed necessary by the lead arranger of the Debt Financing to complete a successful syndication pursuant to the terms of the Debt Commitment Letter, (v) using reasonable best efforts to help the Company procure a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the facilities contemplated by the Debt Commitment Letter from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and public ratings for any of the facilities or notes issued in connection with the Debt Financing from each of S&P and Moody’s, (vi) assist in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters of the Company and its Subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral (including, for the avoidance of doubt, the delivery of stock certificates and stock powers with respect to outstanding shares of Subsidiaries of the Company prior to the Closing Date to be held in escrow pending the Closing) and taking all necessary corporate or other entity actions to facilitate all of the foregoing, (vii) at least three Business Days prior to the Closing Date, providing all documentation and other information about the Company as is reasonably requested by the Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, provided that the request by Parent for such information is received by the Company at least five (5) Business Days prior to the Closing Date, and (viii) arranging for the repayment on the Closing Date of all of the Company’s and its Subsidiaries’ existing secured bank and unsecured notes facilities (including the Existing Credit Facility) and using reasonable best efforts to obtain customary pay-off letters, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered at the Closing Date; provided in each case that none of the Company or its Subsidiaries shall be required to enter into any agreement that is not contingent upon the Closing. The foregoing notwithstanding, (A) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing and (C) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Closing. Nothing contained in this Section 5.11(b) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.11(b) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).

(c) If the Company at any point believes that it has delivered the Required Information in accordance with this Section 5.11, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information unless Parent shall provide to Company within five (5) Business Days a written notice describing in reasonable detail what information that constitutes Required Information the Company has not delivered.

(d) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.11(d) shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) No injunction or similar order by any court of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated, a filing shall have been made with respect to the Merger under the Italian Competition Law (Law No. 287/1990) and approval of the Merger shall have been received under the Irish Competition Act 2002 (as amended).

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Parent Material Adverse Effect contained in such representations and warranties), individually or in the aggregate, has not had a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3(a) and 3.23 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties), individually or in the aggregate, has not had a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there has not been any event or effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), (b) and (c) have been satisfied.

(e) The Company shall have delivered to Parent certificate, in the form and substance required under Treasury Regulation §§ 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not and has not been within the past five years a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or failure to use all commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time (except with respect to clause (h) below, whether before or after the adoption of this Agreement by stockholders of the Company and the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before April 21, 2013 (the “End Date“) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent if any court of competent jurisdiction shall have issued or entered an injunction or similar order shall have been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date or, if curable, is not cured with thirty (30) days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination, provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(g) by Parent, if (i) the Board of Directors shall have failed to include the Recommendation in the Proxy Statement or shall have effected a Change of Recommendation, (ii) the Company enters into an Alternative Acquisition Agreement, (iii) the Board of Directors approves or recommends any Alternative Proposal, (iv) the Company or the Board of Directors shall have publicly announced its intention to do any of the foregoing, (v) the Company intentionally and materially breaches any of its material obligations set forth in Section 5.3, which breach results in an Alternative Proposal that is publicly disclosed (either by the Company or any third party) and not withdrawn by the time of the Company Meeting, or (vi) a tender or exchange offer constituting an Alternative Proposal relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer;

(h) at any time prior to the date the Company Stockholder Approval is obtained, by the Company, in accordance with Section 5.3(d)(ii); provided, that substantially concurrent with such termination the Company shall tender payment to Parent of the Company Termination Fee pursuant to Section 7.3; and

(i) by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), and Parent and/or Merger Sub fail to consummate the Merger and the other transactions contemplated hereby on the date the Closing should have occurred pursuant to Section 1.2 and (ii) the Company has irrevocably confirmed in writing that all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or that it is willing to waive all unsatisfied conditions in Section 6.2 and it stands ready, willing and able to consummate the Closing on such date.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the provisions of the last two sentences of Section 5.11(b), the Funding Agreement and the provisions of Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII will survive the termination hereof; provided, however, that if such termination shall result from the (i) failure of the Company to fulfill a condition to the performance of the obligations of Parent or (ii) failure of the Company to perform an agreement or covenant hereof, the Company shall not be relieved of any liability to Parent, whether in law or equity, as a result of such failure or breach.

Section 7.3 Termination Fee. Any provision in this Agreement to the contrary notwithstanding,

(a)	In the event that:

(i)	after the date of this Agreement, any Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Meeting, (B) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b), 7.1(d) or 7.1(f) and (C) concurrently with or within nine (9) months after such termination, the Company shall have entered into a definitive agreement with respect to any Qualifying Transaction or consummates the transactions contemplated by a Qualifying Transaction (whether the Qualifying Transaction made prior to the Company Meeting or a different Qualifying Transaction);

(ii)	Parent shall have validly terminated this Agreement pursuant to Section 7.1(g); or

(iii)	the Company shall have validly terminated this Agreement pursuant to Section 7.1(h),

then, in any such event, the Company shall pay to Parent a fee of $37,800,000 in cash (the “Company Termination Fee”), by wire transfer of same day funds to one or more accounts designated by Parent, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, within three (3) Business Days of such termination or, in the case of clause (iii) above, substantially concurrent with the termination by the Company pursuant to Section 7.1(h); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Following receipt by Parent of the Company Termination Fee in accordance with this Section 7.3, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or Merger Sub. Parent shall have the right to assign its right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(b) In the event that the Company shall have validly terminated this Agreement pursuant to Section 7.1(e) (at any time at which Parent was not entitled to terminate this Agreement pursuant to Section 7.1(f) or (g)) or 7.1(i), Parent shall cause to be paid to the Company a reverse termination fee of $75,600,000 in cash (the “Parent Termination Fee”), by wire transfer of same day funds to one or more accounts designated by the Company, such payment to be made no later than three (3) Business Days of such termination; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Following receipt by the Company of the Parent Termination Fee in accordance with this Section 7.3, Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company.

(c) If either party fails to timely pay an amount due pursuant to this Section 7.3, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(d) Notwithstanding anything to the contrary in this Agreement, in the event Parent and/or Merger Sub fail to effect the Closing (including due to the fact that the Debt Financing is not available to Parent) or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.5, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with fraud for which all applicable legal and equitable remedies shall be available to the Company) against any Parent Related Party in respect of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letter, the Equity Commitment Letters, the Rollover Contribution Agreements and the Funding Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect, if due, (i) the Parent Termination Fee and (ii) any interest payable pursuant to Section 7.3(c), and upon payment of such amounts in accordance with this Section 7.3, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 8.5, (A) no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letter, the Equity Commitment Letters, the Rollover Contribution Agreements and the Funding Agreement) or any of the transactions contemplated hereby or thereby, (B) no Company Related Party shall be entitled to bring or maintain any Action against any Parent Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letter, the Equity Commitment Letters, the Rollover Contribution Agreements and the Funding Agreement) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its commercially reasonable efforts to cause any legal proceedings pending in connection with this Agreement, any contract or agreement executed in connection herewith (including the Debt Commitment Letter, the Equity Commitment Letters, the Rollover Contribution Agreements and the Funding Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by any Company Related Party against any Parent Related Party to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) the amounts the Company is entitled to collect, if due, that are specified in clauses (i) and (ii) of this Section 7.3(d), together with an amount not to exceed $500,000 payable to the Company, its Subsidiaries and their respective Representatives pursuant to the last sentence of Section 5.11(b), are intended to serve as a cap on the maximum aggregate liability of Parent, Merger Sub and any Parent Related Party under this Agreement in the event Parent and Merger fail to effect the Closing in accordance with Section 1.2 of this Agreement or otherwise breach this Agreement or fail to perform hereunder and under no circumstances shall the Company be entitled to collect the Parent Termination Fee on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 8.5 and any money damages, including all or any portion of the Parent Termination Fee.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (x) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 (including applicable SEC filing fees) shall be borne by the Company and (y) all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding the foregoing and without limiting Section 8.4(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to any Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

Section 8.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, subject to Section 8.5(b), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letters and to cause Parent to effect the Closing in accordance with Section 1.2, in each case, only if (i) all conditions in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions, and other than those conditions the failure of which to be satisfied is caused by a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements contained in this Agreement), (ii) the Debt Financing (or alternative financing in accordance with Section 5.11) has been funded or will be funded on the date the Closing is required to have occurred pursuant to Section 1.2 upon consummation of the Rollover Investment and the delivery of a drawdown notice by Parent and/or notice from Parent that the Equity Financing will be funded at such date, (iii) Parent and/or Merger Sub fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iv) the Company has confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded and the Rollover Investment is consummated, then the Closing will occur.

(c) Each party further agrees that, subject to Section 8.5(b) (x) they will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (y) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) While the Company may pursue both a grant of specific performance under this Section 8.5 and the payment of the Parent Termination Fee under Section 7.3(b), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Parent Termination Fee.

Section 8.6 WAIVER OF JURY TRIAL. WITHOUT LIMITING SECTION 8.14 HEREOF, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Permira Advisers L.L.C.

64 Willow Place, Suite 101

Menlo Park, California 94025

Facsimile: (650) 853-0180

Attn: Brian Ruder

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Facsimile: (212) 859-4000

Attn: Robert Schwenkel & Brian Mangino

To the Company:

Ancestry.com Inc.

360 West 4800 North

Provo, Utah 84604

Facsimile: (801) 705-7023 (Howard Hochhauser); (801) 705-7026 (William Stern)

Attn: Howard Hochhauser, Chief Operating Officer and Chief Financial Officer

William Stern, General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Andrew J. Nussbaum

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Except as contemplated by the last sentence of Section 7.3(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign all of their rights under this Agreement or any related documents to any Lender as collateral security. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (x) the right of the holders of the Common Stock and Company Options to receive the Merger Consideration in accordance with Article II and (y) Section 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the preceding sentence, the provisions of Sections 7.3(b), 7.3(d), 8.4(b), 8.6, 8.8 and 8.9 and this Section 8.10 (and the definitions in Section 8.15 related thereto and hereto) shall be enforceable by each Lender or Lender Related Party and its successors and assigns (and each is an intended third party beneficiary thereof) and the provisions of Section 8.14 (and the definitions in Section 8.15 related thereto) shall be enforceable by each Parent Related Party.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Merger Sub, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors, in the case of Company and Merger Sub) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval or the adoption of this Agreement by the sole stockholder of Merger Sub, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Sections 7.3(b), 7.3(d), 8.4(b), 8.6, 8.8, 8.10 and 8.14 and this Section 8.11 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Lender or a Lender Related Party without the prior written consent of such Lender or Lender Related Party.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 No Recourse. Without limiting any other provision in this Agreement and other than as set forth in the Funding Agreement:

(a) this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no Parent Related Party or Company Related Party who is not a party to this Agreement shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith;

(b) in no event shall the parties hereto or any of their respective Affiliates, and each party hereto agrees not to and to cause their Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party or Company Related Party, as applicable (other than Parent, Merger Sub or the Company, as applicable, in each such case, only pursuant to the terms of this Agreement and the Funding Agreement); and

(c) in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce the Debt Financing Commitments against, make any claims for breach of the Debt Financing Commitments against, or seek to recover monetary damages from, or otherwise sue, the Parent Related Parties (other than Parent and Merger Sub and, in each such case, only pursuant to the terms of this Agreement) for any reason, including without limitation in connection with the Debt Financing Commitments or the obligations of the Lenders thereunder.

Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“2012 Annual Bonuses” has the meaning set forth in Section 5.5(d).

“Action” has the meaning set forth in Section 5.9(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(a).

“Alternative Proposal” has the meaning set forth in Section 5.3(g).

“Board of Directors” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Utah or New York are authorized by law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3(c).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 4.5(b).

“Common Stock” has the meaning set forth in Section 2.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.9(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.5(a).

“Company Foreign Plan” has the meaning set forth in Section 3.9(a).

“Company IT Assets” has the meaning set forth in Section 3.16(b).

“Company Material Adverse Effect” has the meaning set forth in Section 3.1(a)

“Company Material Contract” has the meaning set forth in Section 3.20(a).

“Company Meeting” has the meaning set forth in Section 5.4(b).

“Company Option” means an option to purchase Shares.

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company Related Parties” means the Company, its Subsidiaries and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Company RSU Award” means an award of restricted stock units that corresponds to Shares.

“Company SEC Documents” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.19.

“Company Termination Fee” has the meaning set forth in Section 7.3(a).

“Compliant” means, as of any time of determination, with respect to the Required Information, that such Required Information at such time (i) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, and (ii) includes all Required Information.

“Confidential Information Memorandum” has the meaning set forth in Section 4.10(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contingent Worker” has the meaning set forth in Section 3.9(c).

“Data Room” means the virtual data room hosted by Merrill DataSite that was established by the Company and its Representatives under the project name “Arbor 2012”.

“Debt Commitment Letter” has the meaning set forth in Section 4.5(a).

“Debt Financing” has the meaning set forth in Section 4.5(a).

“Debt Financing Commitments” has the meaning set forth in Section 4.5(a).

“Definitive Agreements” has the meaning set forth in Section 5.11(a).

“DGCL” has the meaning set forth in Section 1.1.

“Disinterested Company Directors” means the members of the Board of Directors, other than the Chief Executive Officer of the Company and any member of the Board of Directors who is an Affiliate of a party to a Rollover Contribution Agreement. “Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” has the meaning set forth in Section 3.8(b).

“Equity Commitment Letters” has the meaning set forth Section 4.5(b).

“Equity Financing” has the meaning set forth in Section 4.5(b).

“Equity Financing Commitments” has the meaning set forth in Section 4.5(b).

“Equity Investors” has the meaning set forth in Section 4.5(b).

“ERISA” has the meaning set forth in Section 3.9(a).

“ERISA Affiliate” has the meaning set forth in Section 3.9(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Existing Credit Facility” means that certain Credit Agreement, dated as of September 9, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Ancestry.com Operations Inc., as the borrower, Ancestry.com Inc., as a guarantor, the domestic subsidiaries of the borrower, as guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

“Fee Letter” has the meaning set forth in Section 4.5(b).

“Financing” has the meaning set forth in Section 4.5(b).

“Financing Commitments” has the meaning set forth in Section 4.5(b).

“Funding Agreement” has the meaning set forth in the Recitals.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or the NASDAQ.

“Hazardous Substance” has the meaning set forth in Section 3.8(c).

“HSR Act” has the meaning set forth in Section 3.3(b).

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“Intervening Event” has the meaning set forth in Section 5.3(i).

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter.

“Law” or “Laws” has the meaning set forth in Section 3.7(a).

“Leased Real Property” has the meaning set forth in Section 3.17.

“Lender Related Party” means, with respect to the Lenders, any former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the Lenders.

“Lenders” has the meaning set forth in Section 4.5(a).

“Lien” means any mortgage, pledge, title defects, claims, changes, security interest, encumbrance or liens of any kind or nature.

“Losses” has the meaning set forth in Section 5.9(b).

“Marketing Period” means the first period of twenty (20) consecutive Business Days commencing after the date hereof and throughout and at the end of which (a) Parent shall have received the Required Information from the Company and the Required Information shall be Compliant, (b) the conditions set forth in Sections 6.1 and 6.3 are satisfied (except for Section 6.1(a) and other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing but subject to the satisfaction or waiver of such conditions, or the failure of which to be satisfied, is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), (c) nothing has occurred and no condition exists that would reasonably be expected to cause any of the conditions set forth in

Sections 6.1 and 6.3 to fail to be satisfied, assuming the Closing were to be scheduled for the last Business Day of the Marketing Period and (d) the Company has mailed or otherwise made available the Proxy Statement to the stockholders of the Company; provided, that: (i) if any financial information for any fiscal quarter included in the applicable Required Information in use at such time becomes stale under Regulation S-X promulgated under the Securities Act, the Marketing Period shall not be deemed to have commenced unless and until the Company has furnished Parent with updated Required Information, (ii) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents, including Company SEC Documents filed after the date hereof, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, or (B) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required in accordance with GAAP, (iii) if any Required Information is not Compliant at any time during such twenty (20) consecutive Business Days, the Marketing Period shall not be deemed to have commenced unless and until the Required Information is Compliant, (iv) if the Company shall have been delinquent in filing or furnishing any Company SEC Document, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured, and (v) if the Company has received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, the Marketing Period shall not be deemed to have commenced unless and until all such material accounting comments have been satisfactorily resolved with the SEC staff. Notwithstanding anything to the contrary herein, if the Marketing Period has not ended prior to December 21, 2012, it shall be deemed not to have commenced until after January 4, 2013; provided, further that such period shall not consider November 22, 2012 and November 23, 2012 as Business Days (it being understood that any period including such dates shall be deemed consecutive for purposes of the foregoing).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Moody’s” has the meaning set forth in Section 5.11(b).

“Multiemployer Plan” has the meaning set forth in Section 3.9(a).

“NASDAQ” means the NASDAQ Global Select Market.

“Negotiation Period” has the meaning set forth in Section 5.3(d)(ii).

“New Plans” has the meaning set forth in Section 5.5(b).

“Old Plans” has the meaning set forth in Section 5.5(b).

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Parent Related Parties” means Parent, Merger Sub, the Lenders, and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Termination Fee” has the meaning set forth in Section 7.3(b).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PCI DSS” has the meaning set forth in Section 3.16(b).

“Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet), or (E) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company, that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Personal Data” has the meaning given to it in European Union Directive 95/46/EC (EU Data Protection Directive).

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Privacy Laws” means all Laws applicable to privacy or data security, collection or dissemination, including the Health Insurance Portability and Accountability Act, the Federal Trade Commission Act, and the European Union Directive 95/46/EC (EU Data Protection Directive).

“Proxy Statement” has the meaning set forth in Section 3.12.

“Qatalyst” has the meaning set forth in Section 3.18.

“Qualifying Transaction” has the meaning set forth in Section 7.3(a).

“Recommendation” has the meaning set forth in Section 3.3(a).

“Related Party” has the meaning set forth in Section 3.22.

“Related Party Transaction” has the meaning set forth in Section 3.22.

“Representatives” has the meaning set forth in Section 5.11(b).

“Required Information” has the meaning set forth in Section 5.11(b).

“Rollover Contribution Agreements” has the meaning set forth in Section 4.5(b).

“Rollover Investment” has the meaning set forth in Section 4.5(b).

“Rollover Investors” has the meaning set forth in Section 4.5(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“S&P” has the meaning set forth in Section 5.11(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 2.1(a).

“Software” means the manifestation, in tangible or physical (including digital) form, including in magnetic or other media, firmware and documentation, of computer programs and databases, including data therein, such computer programs and databases to include: (i) applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, flow diagrams, listings, microcode and source code and object code, (ii) Internet and intranet websites and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites and the contents and audiovisual displays of websites and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Specified Approvals” has the meaning set forth in Section 3.3(b).

“Sponsor” has the meaning set forth in the Recitals.

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(h).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 3.13(b)24.

“Tax Return” has the meaning set forth in Section 3.13(b).

“Taxes” has the meaning set forth in Section 3.13(b).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Transaction Litigation” has the meaning set forth in Section 5.6(e).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 3.14.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GLOBAL GENERATIONS INTERNATIONAL INC.

By:	/s/ Brian Ruder
Name:	Brian Ruder
Title:	President, Chief Executive Officer, and Secretary

GLOBAL GENERATIONS MERGER SUB INC.

By:	/s/ Brian Ruder
Name:	Brian Ruder
Title:	President, Chief Executive Officer, and Secretary

ANCESTRY.COM INC.

By:	/s/ Timothy Sullivan
Name:	Timothy Sullivan
Title:	President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger